U.S. SECURITIES AND EXCHANGE COMMISSION
                              Washington, D.C. 20549


                                     FORM 8-K


                                  CURRENT REPORT


                      PURSUANT TO SECTION 13 OR 15(d) OF THE
                        SECURITIES EXCHANGE ACT OF 1934


        Date of Report (Date of earliest event reported): April 30, 2003


                         FREESTAR TECHNOLOGY CORPORATION
              (Exact name of registrant as specified in its charter)


                                      Nevada
           (State or jurisdiction of incorporation or organization)


                                     0-28749
                            (Commission File Number)

                                   88-0446457
                    (I.R.S. Employer Identification Number)


Calle Fantino Falco, J.A. Baez Building, 2nd Floor, Santo Domingo,
                          Dominican Republic
               (Address of principal executive offices)


             Registrant's telephone number:  (809) 503-5911


         Former name or former address, if changed since last report)

ITEM 5. OTHER EVENTS AND REGULATION FD DISCLOSURE.

     On April 30, 2003, the Registrant entered into a Letter of Intent ("LOI") with Digital Courier Technologies, Inc., a Delaware corporation, for the purpose of setting forth the proposed terms of an agreement in principle pursuant to which the Registrant intends to acquire 100% of the issued and outstanding common stock of that company from the shareholders of the company. This is intended to be accomplished under a statutory merger ("Merger") of Digital Courier with and into a subsidiary of the Registrant.

     Under the LOI, each outstanding share of Digital Courier common stock outstanding or deemed to be outstanding upon the assumed conversion of any preferred stock or other convertible instruments as a result of the consummation of the Merger is to be converted into the right to receive that number of validly issued, fully paid, nonassessable and registered shares of the Registrant equal to (a) the greater of (i) 10,000,000 shares, or (ii) that number of shares equal to $1,800,000 divided by the Closing Price (as defined in the LOI), (b) divided by the number of shares of Digital common stock outstanding or deemed to be outstanding as of the Effective Date (as defined in the LOI).

     The consummation of the proposed transaction is dependent upon a number of conditions, including: (a) the negotiation and execution of the Definitive Agreement; (b) the formal approval of the Board of Directors and shareholders of each of the companies; (c) the effectiveness of a Form S-4 registration statement to be filed with the Securities and Exchange Commission covering the shares to be issued by the Registrant in the transaction; (d) the completion by each of the companies of its due diligence investigation concerning the other company to each company's satisfaction; and (e) at the Registrant's expense, rendering of a fairness opinion by an independent broker-dealer firm that the contemplated transaction is fair to the Registrant and the stockholders of Digital Courier.

ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS.

Exhibits.

     Exhibits included are set forth in the Exhibit Index pursuant to Item 601 of Regulation S-B.

                                SIGNATURE

     Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                            FreeStar Technology Corporation


Dated: May 1, 2003                          By: /s/ Paul Egan
                                            Paul Egan, President

                              EXHIBIT INDEX

Number                        Description

2     Letter of Intent between the Registrant and Digital Courier
      Technologies, Inc., dated April 29, 2003 and accepted on
      April 30, 2003 (see below).